Exhibit 99.1

(1)          The amount reported includes an aggregate of 3,750 cash-settled restricted stock units granted to Apollo Alternative Assets, L.P. (“Alternative Assets”) for its own benefit in lieu of restricted stock units that would otherwise be granted under Noranda Aluminum Holdings Corporation’s (the “Issuer”) director compensation program to the following directors, each of whom is a full-time employee of affiliates of Alternative Assets: Eric L. Press, Gareth Turner, M. Ali Rashid, Matthew H. Nord, Matthew R. Michelini and Scott Kleinman (the “Apollo Individuals”).  The restricted stock units will vest on June 8, 2012, subject to the continued service of the Apollo Individuals as directors of the Issuer, with prorated vesting in the event that some but not all of the Apollo Individuals cease such service.

Apollo International Management, L.P. (“Intl Management”) is the managing general partner of Alternative Assets, and Apollo International Management GP, LLC (“International GP”) is the general partner of Intl Management.  Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of International GP.  Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of Management Holdings GP.  Each of Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any of the restricted stock units granted to Alternative Assets, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address for Alternative Assets is One Manhattanville Road, Suite 201, Purchase, NY 10577.  The address for Intl Management, International GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 W. 57th Street, 43rd Floor, New York, NY 10019.